Exhibit (a)(3)

                 LEXINGTON WORLDWIDE EMERGING MARKETS FUND, INC.
                         FORM OF ARTICLES SUPPLEMENTARY

     LEXINGTON WORLDWIDE EMERGING MARKETS FUND, INC., a Maryland corporation having its principal office in Maryland in the City of Baltimore (hereinafter called the Corporation ) certifies that:

     FIRST: The Board of Directors of the Corporation hereby increases the aggregate number of shares of Common Stock that the Corporation has authority to issue by Seventy Million (70,000,000) shares.

     SECOND: The Corporation's Board of Directors has classified Seventy Million (70,000,000) of such unissued shares of the Common Stock, par value One Dollar ($1.00) per share, of the Corporation as Lexington Worldwide Emerging Markets Fund shares.

     THIRD: The Lexington Worldwide Emerging Markets Fund shares of Common Stock classified herein by the Corporation's Board of Directors shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Charter of the Corporation for Lexington Worldwide Emerging Markets Fund shares.

     FOURTH: A. Immediately before the increase in authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation had authority to issue was Fifty Million (50,000,000) shares, the par value of all classes of the stock being One Dollar ($1.00) per share, with an aggregate par value of Fifty Million Dollars ($50,000,000), all designated initially as Common Stock, of which Thirty Million (30,000,000) shares were classified as Lexington Worldwide Emerging Markets Fund shares and Twenty Million (20,000,000) shares were unclassified.

     B. Immediately after the increase in authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation has authority to issue is One Hundred Twenty Million (120,000,000) shares, the par value of all classes of the stock being One Dollar ($1.00) per share, with an aggregate par value of One Hundred Twenty Million Dollars ($120,000,000), all designated initially as Common Stock, of which One Hundred Million (100,000,000) shares are classified as Lexington Worldwide Emerging Markets Fund shares and Twenty Million (20,000,000) shares are unclassified.

     FIFTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     SIXTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.
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     SEVENTH: The Lexington Worldwide Emerging Markets Fund shares aforesaid have been duly classified by the Corporation's Board of Directors pursuant to authority and power contained in the corporation's Articles of Incorporation.

     IN WITNESS WHEREOF, Lexington Worldwide Emerging Markets Fund, Inc. has caused these Articles Supplementary to be executed by its Vice-President and witnessed by its Secretary on this 15th day of February, 1994. The Vice President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

                                        LEXINGTON WORLDWIDE EMERGING
                                        MARKETS FUND, INC.


                                        By:
                                            ------------------------------------
                                            Lawrence Kantor, Vice President

WITNESS


------------------------------------
Lisa Curcio
Secretary